Contains confidential Information not for disclosure without written permission of Dais-Analytic Corporation

Employee Non Disclosure and Non Compete Agreement

AGREEMENT dated as of [DATE] between Dais Analytic Corporation (“Company”), a New York corporation, having its principal place of business at 11552 Prosperous Drive, Odessa, Florida, 33556 and __________________________________. (“Employee”).

WITNESSETH:

WHEREAS, the Employee has expertise in the field of _________________,

WHEREAS, the Parties acknowledge Employee’s services as unique and important to the formulation of essential Company products and that to perform said services for Company Employee will need access to Company’s proprietary information; and

WHEREAS, the Parties agree Company owns and has the right and need to protect any and all products and intellectual property created by Company including but not limited to Company products and intellectual property created by its employees during their employment with Company; and

WHEREAS, Company desires to employ Employee and Employee desires to accept such employment.

NOW THEREFORE, the Parties agree as follows:

1.	Employment. Company hereby employs Employee and Employee hereby accepts employment upon the terms and conditions hereinafter set forth.

2.
Termination. This Agreement may be terminated, with or without cause, by either party upon written notice.  In the event of termination the Employee shall convey in writing all inventions, discoveries, plans, formulas, processes, strategies and theories contemplated, discussed or under development along with current status of all projects upon which he/she is working prior to his/her departure.  The Agreement shall automatically terminate upon the death or permanent disability of Employee.  The exercise of the right to terminate by Company or Employee shall not abrogate the rights and remedies of the terminating party with respect to a breach of this agreement.

3.	Compensation. For all services rendered under this agreement:

(a)
Salary. Company shall pay the Employee a salary of $_________ per annum payable in twelve monthly installments with one such payment made the last day of each month.  Any increases in this annual amount shall be the sole prerogative of the Company and shall be conveyed in writing to Employee and become effective with the pay period commencing thirty days after written notification. All payments under this section shall cease upon termination of this Agreement.

Contains confidential Information not for disclosure without written permission of Dais-Analytic Corporation

(b)	Bonus – Any bonus to be paid shall made pursuant to a bonus plan mutually agreed upon in writing by Company and Employee prior to the start of any bonus period.

(c)
Benefits- During his employment, Employee shall be entitled to participate in employee benefit plans of the Company, if any, to the extent his position, tenure, salary, age, health and other qualifications make him eligible to participate, subject to the rules and regulations applicable thereto.

(d)
Vacation - Employee shall be entitled to two business weeks of paid vacation per annum. These vacation days shall accrue and be available for use by Employee ratably over the period of each calendar year based on days of employment in said year and is available to Employee for use only in the year accrued. No monetary payment or carry over of time will be made for any vacation days accrued but not used by Employee during his employment.  If Employee commences his employment after the start of the calendar year he will be entitle to accrue a prorata portion of the above  stated vacation time based on the portion of the year worked to the total calendar year with said time accruing ratably over the remaining calendar year based in days of employment .

4.	Location of Employment - Employee shall be employed at the Company principal place of business which is currently in Odessa FL.

5.
Policies -Employee  shall at all times comply with and be subject to such policies and procedures as Company may establish from time to time, including without limitation any Code of Business Conduct (the "Code of Business Conduct") Company has or may establish from time to time. Employee  acknowledges and agrees that Employee owes a fiduciary duty of  loyalty, fidelity and allegiance to act at all times in the best interests of the Employer and all other Employer Entities and to do no act which would, directly or indirectly, injure any such entity's business, interests, or reputation.  It is agreed that any direct or indirect interest in, connection with, or benefit from any outside activities, particularly commercial activities, which interest might in any way adversely affect Employer or any Employer Entity involves a possible conflict of interest.  In keeping with Employee's fiduciary duties to Employer, Employee agrees that Employee shall not knowingly become involved in a conflict of interest with Employer or the Employer Entities, or upon discovery thereof, allow such a conflict to continue. Moreover, Employee shall not engage in any activity which might involve a possible conflict of interest without first obtaining written approval of Employer.

6.
Reimbursement of Approved Expenses - Company shall reimburse Employee for all actual, reasonable and customary expenses incurred by Employee in the course of this employment expended on behalf of Company provided that such expenses are incurred and accounted for in accordance with Company's applicable policies and practices.

Contains confidential Information not for disclosure without written permission of Dais-Analytic Corporation

7.
Duties. Employee is engaged as an _______________, is subject to the direction of the Board of Directors, those officers of the Company designated by the Board of Directors and such person(s) appointed as his supervisor by said officers, and shall perform and discharge well and faithfully the duties which may be assigned him/her from time to time by Company in connection with the conduct of its business.

8.
No conflict with other agreements. Employee represents and warrants that the execution, delivery and performance of this Agreement does not and will not contravene, conflict with or otherwise violate the terms of any written or oral agreement among or between Employee and one or more third parties

9.	Disclosure of Confidential Information.

(a)
Employee recognizes and acknowledges that Company’s confidential information, as it may exist from time to time, is a valuable, special and unique asset of the Company’s business, access to and knowledge of which is essential to the performance of the Employee’s duties hereunder. Employee will not during or after the term of his/her employment by Company, in whole or in part, disclose, publish or make accessible such confidential information which Employee may now possess, may obtain during or after employment or may create prior to the end of his employment, to any person, firm, corporation, association or other entity for any reason or purpose whatsoever, nor shall the Employee make use of any such property for his own purposes or for the benefit of any person, firm, corporation or other entity ( except the Company) under any circumstances during or after the term of his employment, provided that after the term of his employment these restrictions shall not apply to such confidential information which is then in the public domain (provided that the Employee was not responsible, directly or indirectly, for such  confidential information entering the public domain without the Company’s consent). The Employee agrees to hold in trust and confidence, as Company’s property, all confidential information, including but not limited to memoranda, books, paper letters, formulas, designs and other data, and all copies thereof and therefrom, in any way relating to Company’s business and affairs, whether made by him/her or otherwise coming into his/her possession, and on termination of his/her employment, or on demand of Company, at any time, to deliver same to Company.

(b)
For the purposes of the Agreement Confidential Information shall be defined as any and all information disclosed or made available to Employee or known to Employee as a direct or indirect consequence of or through his/her relationship with Company and not generally known in the industry in which Company is or may become engaged, or any information related to Company’s products, processes, or services, including, but not limited to, information relating to research, development, inventions, manufacture, purchasing, accounting, engineering, marketing, merchandising, or selling.

Contains confidential Information not for disclosure without written permission of Dais-Analytic Corporation

10.
Proprietary Information and Inventions. Employee acknowledges Company possesses and will continue to possess information that has been created, discovered, developed, or other wise become known to Company (including, without limitation, information created, discovered, developed, or made known by or to the Employee during the period of employment or arising out of the Employee’s relationship with the Company) and/or in which property rights have been assigned or other wise conveyed to Company, which information has commercial value in the business in which Company is or may become engaged. All of the aforementioned information is hereinafter called “Proprietary Information”. By way of illustration, but not limitation, Proprietary Information includes trade secrets, processes, structures, formulas, data and know-how, improvements, inventions, product concepts, techniques, marketing plans, strategies, forecasts, customer lists, information regarding products, designs, methods, systems, software programs, works of authorship, projects, plans and proposals and information about Company’s employees and/or consultants (including, without limitation, the compensation, job responsibilities and job performance of such employees and/or consultants). For the purpose of this Agreement inventions shall be defined as discoveries, concepts, and ideas, whether patentable or not, relating to any present or prospective activities of Corporation, including but not limited to, devices, processes, methods, formulae, designs, techniques, and any improvements to the foregoing.

11.
Ownership of Proprietary Information. All Proprietary Information shall be the sole property of Company and its assigns, and Company and its assigns shall be the sole owner of all patents, copyrights and other rights in connection therewith. Employee hereby assigns to the Company or to any person, or entity designated by Company, any and all rights and interest Employee has or may acquire to proprietary information made or conceived by Employee, solely or jointly, or in whole or in part, during or before the term hereof (but after the date of beginning work at DAC).  At all times, both before and after the term of this Agreement and after its termination, Employee agrees to keep in confidence and trust all Proprietary Information or anything directly or indirectly relating to it. The Employee will not during or after the term of his/her employment by Company, in whole or in part, disclose, publish or make accessible such proprietary information which Employee may now possess, may obtain during or after employment or may create prior to the end of his/her employment, to any person, firm, corporation, association or other entity for any reason or purpose whatsoever, nor shall Employee make use of any such proprietary information for his/her own purposes or for the benefit of any person, firm, corporation or other entity ( except Company) under any circumstances during or after the term of his/her employment.

12.
Disclosure of Inventions. Employee will promptly disclose to Company, or any persons designated by it, all improvements, modifications, developments, documentation, data, inventions, designs, ideas, copyrightable works, discoveries, trademarks, copyrights, trade secrets, formulas, processes, techniques, know-how, and data, whether or not patentable, made or conceived or reduced to practice or learned or proposed by Employee, either alone or jointly with others, during the period of this Agreement which are in any way related to or useful in the actual, anticipated or potential businesses of Company, or the result of tasks assigned to the Employee by Company or resulting from use of premises or equipment owned, leased or contracted for by Company. Any invention by Employee within one year following the termination of his employment shall be deemed to fall within the provisions of this Agreement unless proved by the Employee to have been first conceived and made following such termination.

Contains confidential Information not for disclosure without written permission of Dais-Analytic Corporation

13.	Assignment of and Assistance on Inventions.
(a)
Employee hereby assigns to Company any rights Employee may have or acquire in all Inventions and agrees that all Inventions shall be the sole property of the Company and its assigns, and the Company and its assigns shall be the sole owner of all patents, copyrights and other rights in connection therewith. Employee further agrees to assist Company in every proper way (but at Company’s expense) to obtain and from time to time enforce patents, copyrights or other rights on said Inventions in any and all countries, and to that end Employee will execute all documents necessary:

(i)
to apply for, obtain and vest in the name of the Company ( unless Company otherwise directs) letters patent, copyrights or other analogous protection in any country throughout the world and when so obtained or vested to renew and restore the same; and

(ii)	to defend any opposition proceedings in respect of such applications and any opposition proceedings or petitions or applications for revocation of such letters patent, copyright or other analogous protection

(b)
In the event Company is unable, after reasonable effort, the secure Employee’s signature on any letters patent, copyright or other analogous protection relating to an Invention, whether because of Employee’s physical or mental incapacity or for any other reason whatsoever, Employee hereby irrevocably designates and appoints  Company and its duly authorized officers and agents as Employee’s agent and attorney-in-fact, to act for and in Employee’s behalf and stead to execute and file any such application or applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent, copyright or other analogous protection thereon with the same legal force and effect as is executed by Employee. Employee’s obligation to assist Company in obtaining and enforcing patents and copyrights for such Inventions in any and all countries shall continue beyond the termination of this Agreement and in such circumstances Company shall compensate Employee at a reasonable rate after such termination for time actually spent by Employee at Company’s request on such assistance.

(c)
Employee acknowledges that all original works of authorship which are made by him/her (solely or jointly with others) within the scope of this Agreement and which are protectable by copyright are being created at the instance of the Company and are “ works for hire”, as that term is defined in the United States Copyright Act (17 USC Section 101). If such laws are inapplicable or in the event that such works, or any part thereof, are determined by a court of competent jurisdiction not to be a work made for hire under the United States copyright laws, this Agreement shall operate as an irrevocable right, title and interest (including, without limitation all rights in and to the copyrights throughout the world, including the right to prepare derivative works and the right to all renewals and extensions) in the Works in perpetuity.

Contains confidential Information not for disclosure without written permission of Dais-Analytic Corporation

14.
Covenant Not to Compete. In recognition of the considerations described herein and that the services rendered by Employee are special, unique, unusual and of a intellectual nature Employee covenants and agrees:

(a)
Employee agrees that for a period of one (1) year after termination of Employee’s employment with the Company for any reason, Employee will not, without the prior written consent of Company, directly or indirectly, have an interest in, be employed by or be connected with, as an Employee, consultant, officer, director, partner, member, stockholder, any person or entity owning, managing, controlling, operating or otherwise participating or assisting in any business that is in competition with Company's business nor interfere with, disrupt or attempt to disrupt the relationship, contractual or otherwise, between Company and any customer, client, supplier,  or consultant of the Company.  Notwithstanding the foregoing, Employee's ownership of less than five percent (5%) of the issued and outstanding securities of any class of a corporation listed on national securities shall not be deemed a violation of this Agreement. For the purpose of this section a person or entity shall be deemed to be in competition with Company if it directly or indirectly provides goods or services related to the manufacture, sale, distribution, lease, development, improvement or research of Proton Exchange Membranes, Proton Exchange Membrane fuel cells, Proton Exchange Membrane fuel cell power plants (including gas reformation and any of the individual components and/or processes thereof), hydrogen on demand devices and/or hydrogen generation device(s) of any sort, polymer membranes used in moisture transfer applications  and any other business areas or product lines in which Company, any of its subsidiaries, strategic partners or joint venturers  engage in, develop or enter into or hereafter engage in, enter into or develop during the time  Employee is employed by Company.

(b)
Employee agrees that upon termination of Employee’s employment with the Company for any reason and for a period of six (6) months thereafter, Employee will not solicit or hire any person employed by Company at any time during said period.

(c)	Nothing in Section 10 shall reduce or abrogate the Employees obligations during the term of this Agreement under section 5 hereof.

(d)
It is the desire and the intent of the parties that the provisions of Section 10 be enforced to the fullest extent possible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular portion of Section 10 is adjudicated to be invalid or unenforceable, Section 10 shall be deemed amended to delete the portion thus adjudicated to be invalid or unenforceable, such deletion to apply only with respect to the operation of Section 10 in the particular jurisdiction in which such adjudication is made.

Contains confidential Information not for disclosure without written permission of Dais-Analytic Corporation

15.	Specific Remedies. If the Employee commits a breach of any of the provisions of the Agreement, Company shall have in addition to all remedies available under the law:

(i)
The right and remedy to have such provision specifically enforced by any court of competent jurisdiction, it being acknowledged and agreed that any such breach will cause irreparable injury to Company and that money damages will not provide an  adequate remedy.

(ii)
The right and remedy to require the Employee to account for and pay over toCompany all compensation, profits monies, accruals, increments or other benefits (collectively “benefits”), derived or received by Employee as the result of any transaction constituting a breach of any such provisions, and Employee hereby agrees to account for and pay over such Benefits to Company.

16.	Assignment. This Agreement may not be assigned by any party hereto except that Company may assign this Agreement:

(a)	To an affiliate so long as such affiliate assumes the Company’s obligations hereunder; or
(b)
 In connection with a merger or consolidation involving the Company or a sale of substantially all of its assets to the surviving corporation or purchaser as the case may be, so long as the assignee assumes the Company’s obligations there under.

17.
Notices. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and sent by registered or certified mail, prepaid and return receipt requested, to Employee at his/her residence listed above and to Company at its address as set forth above, Attention: Timothy Tangredi, President. Either party may change the address to which it desires notices be mailed by providing written notice of the address change the above prescribed manner.

18.
Waiver of Breach. A waiver by Company or Employee of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach by the other party.

19.	Survival. Except as otherwise provided herein, provisions sections 5,6,7,8,9,10,11and 12 of this Agreement shall remain in effect indefinitely and shall survive the termination of this Agreement.

20.	Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Florida without regard to principles of conflicts of law.

21.
Severability. It is a  desire  and  intent  of  the  parties  that  the  terms, provisions,  covenants,  and remedies contained in this Agreement shall be enforceable to the fullest extent permitted by law. If any such term, provision, covenant, or remedy of this Agreement or the application thereof to any person, association, or entity or circumstances shall, to any extent, be construed to be invalid or unenforceable in whole or in part, then such term, provision, covenant, or remedy shall be construed in a manner so as to permit its enforceability under the applicable law to the fullest extent permitted by law. In any case, the remaining provisions of this Agreement or the application thereof to any person, association, or entity or circumstances other than those to which they have been held invalid or unenforceable, shall remain in full force and effect.

Contains confidential Information not for disclosure without written permission of Dais-Analytic Corporation

22.
Entire Agreement. This Agreement contains the entire agreement of the parties and supercedes all previous proposals, both oral and written, negotiations, representations, commitments, writings and all other communications by the parties. It may be changed only by an agreement in writing signed both parties.

23.	Headings. The headings contained in this Agreement are for reference purposed only and shall not affect the meaning or interpretation of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first hereinabove written.

DAIS ANALYTIC CORPORATION

By:
Timothy N. Tangredi
President/CEO
Date: ___________, ______________

Employee
Date:____________________________